Obalon Announces First Quarter 2018 Financial Results
SAN DIEGO, CA May 10, 2018 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced its unaudited financial results as of and for the first quarter ended March 31, 2018.
First Quarter 2018 highlights:

•	Highest number of treating accounts ever, up 40% vs Q4-17 and 300% vs Q1-17

•	Highest number of patients treated ever, up over 60% vs Q4-17 and 240% vs Q1-17

•	Highest unique website visits ever, up over 70% vs Q4-17 and over 260% vs Q1-17

•	Highest Find-A-Doctor searches ever, up 55% vs Q4-17 and over 600% vs Q1-17

•	Todd Wood joins as new Vice President of Global Sales
The Company reported revenue of $1.3 million for the first quarter of 2018, compared to $1.5 million for the first quarter of 2017. Net loss was reported at $12.1 million compared to a net loss of $7.7 million in the first quarter of 2017 and net loss per share for the quarter was $0.71 as compared to net loss per share of $0.47 in the first quarter of 2017.
Cost of revenue was $0.8 million during the three months ended March 31, 2018, in-line with $0.8 million for the prior year period. Gross profit for the first quarter of 2018 was $0.6 million, resulting in a gross margin of 43%, compared to a gross profit of $0.6 million and gross margin of 44% for the first quarter of 2017.
Research and Development expense for the first quarter of 2018 totaled $2.6 million, up from $2.4 million in the first quarter of 2017, and Selling, General and Administrative expense increased to $10.0 million for the first quarter of 2018, compared to $5.9 million in the first quarter 2017. Selling, General and Administrative expenses in the first quarter 2018 included approximately $1.3 million related to investigation of the whistleblower allegations and terminated equity offering.
Operating loss for the first quarter of 2018 was $12.1 million, compared to an operating loss of $7.7 million for the first quarter of 2017.
As of March 31, 2018, cash and cash equivalents were $33.5 million and debt was $10.0 million.

“In Q1-18, we continued the second half of our New Year’s Resolution Promotion strategy with an increased focus on driving utilization at the account level,” said Bill Plovanic, CFO. “Although first quarter revenues were slower than Q4-17, we were very pleased with the underlying metrics as we strive to build a sustainable business. New patient starts, the number of accounts treating, unique website visits and Find-A-Doctor searches grew meaningfully and were the highest level ever.”
Call Information
A conference call to discuss first quarter 2018 financial results is scheduled for today, May 10, 2018, at 5:00 PM Eastern Time (2:00 PM Pacific Time). Interested parties may access the conference call by dialing (844) 889-7791 (U.S.) or (661) 378-9934 (international) using passcode 3693617.  Media and individuals will be in a listen-only mode. Participants are asked to dial in a few minutes prior to the call to register for the event.  The conference call will also be webcast live at: https://edge.media-server.com/m6/p/q4jkh9dx.
An archive of the webcast will be available for twelve months following the event on the Obalon Therapeutics, Inc. website located at http://investor.obalon.com in the “News & Events” section.
About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. The Obalon management team has over 150 combined years of experience in developing and commercializing novel medical technologies with a track record of financial and clinical excellence. For more information, please visit www.obalon.com.
For Obalon Therapeutics, Inc.
Investor Contact:
William Plovanic
Chief Financial Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com
Media:
Megan Driscoll
EvolveMKD

Office Phone: +1 646 517 4220
mdriscoll@evolvemkd.com

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except shares and per share data)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Revenue	$1,346	$1,472
Cost of revenue	769	823
Gross profit	577	649
Operating expenses:
Research and development	2,639	2,400
Selling, general and administrative	10,006	5,940
Total operating expenses	12,645	8,340
Loss from operations	(12,068)	(7,691)
Interest expense, net	(37)	(54)
Other expense	(21)	—
Net loss	(12,126)	(7,745)
Other comprehensive income (loss)	6	(18)
Net loss and comprehensive loss	$(12,120)	$(7,763)
Net loss per share, basic and diluted	$(0.71)	$(0.47)
Weighted-average common shares outstanding, basic and diluted	16,986,656	16,562,030

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value data)

	March 31, 2018	December 31, 2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$33,478	$21,108
Short-term investments	—	23,292
Accounts receivable, net of allowance of $621 and $239, respectively	2,553	4,223
Inventory	1,867	1,418
Other current assets	1,187	1,714
Total current assets	39,085	51,755
Property and equipment, net	1,422	1,346
Total assets	$40,507	$53,101
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,304	$1,276
Accrued compensation	1,831	4,494
Deferred revenue	337	510
Other current liabilities	1,677	1,773
Current portion of long-term loan	2,961	1,958
Total current liabilities	9,110	10,011
Deferred rent	—	13
Long-term loan, excluding current portion	6,973	7,964
Total long-term liabilities	6,973	7,977
Total liabilities	16,083	17,988
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized as of March 31, 2018 and December 31, 2017; 17,596,282 and 17,500,604 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	18	18
Additional paid-in capital	147,905	146,474
Accumulated other comprehensive gain (loss)	1	(5)
Accumulated deficit	(123,500)	(111,374)
Total stockholders’ equity	24,424	35,113
Total liabilities and stockholders’ equity	$40,507	$53,101

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Operating activities:
Net loss	$(12,126)	$(7,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129	66
Stock-based compensation	1,389	463
Loss on disposal of fixed assets	107	—
(Accretion) amortization of investment (discount) premium, net	(5)	3
Amortization of debt discount	11	10
Change in operating assets and liabilities:
Accounts receivable, net	1,670	(1,035)
Accounts receivable from related party	—	515
Inventory	(449)	(101)
Other current assets	527	240
Accounts payable	1,074	217
Accrued compensation	(2,663)	(942)
Deferred revenue	(173)	50
Other current and long term liabilities	(93)	(94)
Net cash used in operating activities	(10,602)	(8,353)
Investing activities:
Purchases of short-term investments	—	(25,029)
Maturities of short-term investments	23,302	2,500
Purchase of property and equipment	(358)	(381)
Net cash provided by (used in) investing activities	22,944	(22,910)
Financing activities:
Proceeds from sale of common stock upon exercise of stock options	28	—
Net cash provided by financing activities	28	—
Net increase (decrease) in cash and cash equivalents	12,370	(31,263)
Cash and cash equivalents at beginning of period	21,108	72,975
Cash and cash equivalents at end of period	$33,478	$41,712
Supplemental cash flow information:
Interest paid	$149	$130
Property and equipment in accounts payable	$46	$129